Registration No.
                   SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC 20549
                            _________________
                                FORM S-3
                         REGISTRATION STATEMENT
                                  UNDER
                       THE SECURITIES ACT OF 1933
                            _________________
                   COMPUTER OUTSOURCING SERVICES, INC.
          (Exact name of registrant as specified in its charter)
                            _________________

            New York                       13-325-2333
        (State or other                  (I.R.S. Employer
        jurisdiction of                Identification No.)
        incorporation or
         organization)
                          360 West 31st Street
                        New York, New York 10001
                             (212) 564-3730

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            _________________

         Zach Lonstein                 Richard A. Krantz, Esq.
   Chairman of the Board and             Robinson & Cole LLP
    Chief Executive Officer                Financial Centre
     Computer Outsourcing                695 East Main Street
        Services, Inc.               Stamford, Connecticut 06901
     360 West 31st Street                   (203) 462-7500
   New York, New York 10001
        (212) 564-3730

(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
                            _________________

 Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective when warranted by market conditions and other factors.
                            _________________

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box.
                            _________________

                     CALCULATION OF REGISTRATION FEE

                                   Proposed   Proposed
Title of Each Class of    Amount   Maximum    Maximum       Amount
      Securities          to be    Offering   Aggregate       of
   to be Registered     Registered Price      Offering   Registration
                                   Per Unit    Price *       Fee
Common Stock, $.01 par   612,740    $8.16   $4,999,958.40  $1,475.00
value per share

  * Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(h) and Rule 457(c), on the basis of the average of the bid and asked prices of the Registrant's Common Stock on the NASDAQ National Market on February 3, 1998.
                         ____________________________

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

       SUBJECT TO COMPLETION

       DATED FEBRUARY 5, 1998

                               PROSPECTUS

                   COMPUTER OUTSOURCING SERVICES, INC.

          612,740 Shares Common Stock, par value $.01 per share

              This   prospectus  constitutes  a  prospectus  of  Computer
       Outsourcing Services, Inc., a New York corporation (the "Company"), with respect to the registration for resale under the Securities Act of 1933, as amended (the "1933 Act"), of an aggregate of 612,740 shares of the Common Stock, par value $.01 per share of the Company (the "Common Stock"), consisting in part of shares to be issued by the Company upon the exercise of warrants by certain of the selling shareholders described herein.

             The shares of Common Stock of the Company offered hereby (the "Shares") may be sold from time to time by the holders thereof (the "Selling Shareholders") in brokers' transactions at prices prevailing at the time of sale or as otherwise described in "Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Shares. Expenses of the registration of the Shares, including legal and accounting fees of the Company, will be paid by the Company. The Selling Shareholders may pay usual and customary brokers' commissions.

             This Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow future sales by the Selling Shareholders without restriction. To the knowledge of the Company, the Selling Shareholders have made no arrangement with any brokerage firm for the sale of the Shares. A Selling Shareholder may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with sales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

             The  Shares  have  not been registered for  sale  under  the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the states in which such transactions occur, or the existence of an exemption from registration.

             The Common Stock of the Company, including the Shares, is listed on the NASDAQ National Market (the "NASDAQ"). The last reported sale price on the NASDAQ on January ___, 1998, was $_______ per share.

                        _________________________

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus is ___________ , 1998

                      AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files, reports, proxy statements and other information with the Securities and Exchange Commission ( the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Office of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. The Company files its reports, proxy statements and other information with the Commission electronically. The Commission maintains a Web site that contains reports, proxy and information statements and other information on issuers that file electronically with the Commission. The address of such Web site is
"http://www.sec.gov". The Company's Common Stock is listed on the NASDAQ. Reports and other information concerning the Company can be inspected and copied at the NASDAQ office at 1735 K Street N.W., Washington D.C. 20008.


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, filed by the Company with the Commission pursuant to the 1934 Act, are hereby incorporated by reference:

      1. The Company's Annual Report on Form 10-KSB for the fiscal year ended October 31, 1997; and

      2. The description of the Company's Common Stock contained in the Registration Statement on Form 8-A of the Company, dated November 19, 1992, filed pursuant to
            Section  12  of the 1934 Act (Commission  File  No.  0-
            20824).

       Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to
Section 13 of the 1934 Act prior to the filing with the Commission of the Company's most recent Annual Report on Form 10-KSB shall not be incorporated by reference in this Prospectus or be a part from and after the filing of such Annual Report on Form 10-KSB.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company has filed with the Commission a Registration Statement (together with any amendments thereto, the "Registration Statement") under the 1933 Act, with respect to the shares of Common Stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such references.

      The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document referred to above which has been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to: Secretary, Computer Outsourcing Services, Inc., 360 West 31st Street, New York, New York 10001, (212) 564-3730.


                           THE COMPANY

     Computer Outsourcing Services, Inc. (the "Company") provides information technology solutions which include comprehensive information processing services to many industries, including publishing, transportation, financial services and apparel throughout the United States. The Company has grown through a number of strategically located information processing companies.

     The Company's services, known as outsourcing, provide all or a portion of a client's data processing functions. These services consist of managing all of a client's data processing requirements, including on-line order entry, order processing, inventory, accounts receivable, accounts payable, sales history and analysis and general ledger. Clients' computer systems can be linked by leased data circuits to the Company's main frame computer center, from which the Company's support staff can provide service on an on-line, real-time basis.

      On December 19, 1997, the Company consummated the sale of all of the outstanding capital stock of Daton Pay USA, Inc., Pay USA of New Jersey, Inc., NEDS, Inc. and Key-ACA, Inc., all wholly-
owned   subsidiaries  of  the  Company  comprising  its   payroll
processing division, to Zurich Payroll Operations Limited for a purchase price of $14,400,000. The Company plans to use the proceeds from the sale to expand its information processing services business and to repay outstanding debt.

     The Company's principal executive office is at 360 West 31st
Street,  New  York, New York 10001; and its telephone  number  is
(212) 564-3730.


                      SELLING SHAREHOLDERS

      The following table lists the Selling Shareholders, the number of shares of Common Stock of the Company beneficially owned by such Selling Shareholders as of the date of this Prospectus, the number of shares to be offered by such Selling Shareholders and the number of outstanding shares to be owned by such Selling Shareholders after the sale.

                    Shares          Shares        Shares to be
    Selling          Owned           to be        Owned After
  Shareholder      Prior to     Offered Hereby    Offering (1)
                   Offering

Whitehall           33,275        33,275 (2)           0
Financial
Group, Inc.

Corporate            1,500         1,500 (2)           0
Securities
Group, Inc.

James D. Gerson     49,000        19,000 (2)         30,000
(3)

Allen Sacharow      10,000         10,000(2)           0

Rodd Macklin         3,000         3,000 (2)           0

George               2,500         2,500(2)            0
McGoldrick

Michael Stango       2,225         2,225 (2)           0

J.W. Charles        18,500        18,500 (2)           0
Securities,
Inc.

Steven C.            6,000         6,000 (2)           0
Jacobs

Coletta Dorado       3,000         3,000 (2)           0

Vincent Chiera       1,000         1,000 (2)           0

J.W. Charles        75,240        75,240 (2)           0
Financial
Services, Inc.

Anton and Detta   308,864(5)        248,864          60,000
Donde Trust (4)

Eugene B.           22,649          22,649             0
Monosson

Eugene B.            5,967           5,967             0
Monosson IRA

Earle G.            14,497          14,497             0
Phillips, Jr.

Earle G.             7,708           7,708             0
Philipps, Jr.
IRA

Charles J. Wolf     18,431          18,431             0
II

Robert J. Keyes     14,781          14,781             0

Mary Ann Dalton     25,579          25,579             0

Charles J. Wolf      4,024           4,024             0
II, IRA

Vincent Mongno      75,000        75,000 (2)           0
_______________
(1) Assumes the sale of all of the Shares covered by this Prospectus.
(2) Represents shares issued or to be issued by the Company upon exercise of warrants.
(3)  Mr. Gerson is a director of the Company.
(4) Anton P. Donde is the trustee of the Anton and Detta Donde Trust. Mr. Donde is a director of the Company and served as President of the Pay USA Division of the Company from 1994 until December 19, 1997. After completion of the offering, Mr. Donde will beneficially own 1.5% of the outstanding shares of Common Stock of the Company at January 16, 1997.
(5) Includes 60,000 shares of Common Stock of the Company beneficially owned by Anton Donde.


                             EXPERTS

      The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended October 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                          LEGAL MATTERS

      The legality of the Shares has been passed upon for the Company by Robinson & Cole LLP, Stamford, Connecticut, counsel for the Company.


                      PLAN OF DISTRIBUTION

      The Shares to be offered pursuant to this Prospectus are, and in the case of Shares to be issued by the Company upon exercise of warrants will be, fully paid and nonassessable and will be offered and sold by the Selling Shareholders for their own accounts. The Company will not receive any of the proceeds from these sales.

      The Selling Shareholders may offer and sell the Shares from time to time in transactions at market prices prevailing at the time of sale, at negotiated prices or otherwise. Sales may be made to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agents and/or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

      If required, this Prospectus will be supplemented to set forth a particular offering of Shares to be made, the number of Shares so offered for the Selling Shareholder's account and, if an offering is to be made by or through underwriters or dealers, the names of the underwriters or dealers and the principal terms of the arrangements between the underwriters or dealers and the Selling Shareholders.

      The Selling Shareholders and any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the 1933 Act.


                         INDEMNIFICATION

     The Company's Restated Certificate of Incorporation provides that the Company's directors have the authority to provide in the Company's By-laws for the indemnification of directors and officers to the fullest extent permitted by law, including, without limitation to a greater extent than provided in Sections 721 through 726 of the New York Business Corporation Law, as the same may be amended and supplemented, or any successor provisions thereto.

      The Company's By-laws provide that: The Company shall indemnify any present or former officer or director of the Company or the personal representatives thereof, made or threatened to be made a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Company, or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at the request of the Company, against judgments, fines (including excise tax assessed on such a person in connection with service to an employee benefit plan), amounts paid in settlement and reasonable expenses, including without limitation, court costs, attorneys' fees and disbursements and those of accountants and other experts and consultants incurred as a result of such action or proceeding or any appeal therein, all of which expenses as incurred shall be advanced by the Company pending the final disposition of such action or proceeding. Such required indemnification shall be subject only to the exception that no indemnification may be made to or on behalf of any director or officer in the event and to the extent that a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled (provided, that indemnification shall be made upon any successful appeal of any such adverse judgment or final adjudication). For purposes of indemnification, the Company shall be deemed to have requested such present or former officer or director to serve an employee benefit plan where the performance by such person of his duties to the Company also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan. The foregoing right of indemnification shall not be deemed exclusive of any and other rights to which any such person, his testator or interstate, may be entitled apart from this provision.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.


                        TABLE OF CONTENTS

                                                             Page

     Available Information                                      2
     Incorporation of Certain Documents by Reference            2
     The Company                                                3
     Selling Shareholders                                       3
     Experts                                                    4
     Legal Matters                                              5
     Plan of Distribution                                       5
     Indemnification                                            5


         PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

       The   expenses  in  connection  with  the   issuance   and
distribution of the securities being registered are:

     Filing Fee - Securities and Exchange Commission       $1,475
     Fee of Company's legal counsel*                        4,000
     Independent Accountants' fees*                      ________
     NASDAQ listing application                             6,130
     Miscellaneous expenses*                             ________

     *Total                                             $________

     * Estimated

      The Company will be responsible for the payment of all of the foregoing fees.


Item 15.  Indemnification of Directors and Officers.

     The Company's Restated Certificate of Incorporation provides that the Company's directors have the authority to provide in the Company's By-laws for the indemnification of directors and officers to the fullest extent permitted by law, including, without limitation to a greater extent than provided in Sections 721 through 726 of the New York Business Corporation Law, as the same may be amended and supplemented, or any successor provisions thereto.

      The Company's By-laws provide that: The Company shall indemnify any present or former officer or director of the Company or the personal representatives thereof, made or threatened to be made a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Company, or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at the request of the Company, against judgments, fines (including excise tax assessed on such a person in connection with service to an employee benefit plan), amounts paid in settlement and reasonable expenses, including without limitation, court costs, attorneys' fees and disbursements and those of accountants and other experts and consultants incurred as a result of such action or proceeding or any appeal therein, all of which expenses as incurred shall be advanced by the Company pending the final disposition of such action or proceeding. Such required indemnification shall be subject only to the exception that no indemnification may be made to or on behalf of any director or officer in the event and to the extent that a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled (provided, that indemnification shall be made upon any successful appeal of any such adverse judgment or final adjudication). For purposes of indemnification, the Company shall be deemed to have requested such present or former officer or director to serve an employee benefit plan where the performance by such person of his duties to the Company also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan. The foregoing right of indemnification shall not be deemed exclusive of any and other rights to which any such person, his testator or interstate, may be entitled apart from this provision.


Item 16.  Exhibits

      5        Opinion and Consent of Robinson & Cole LLP.

     23(a)     Consent of Independent Accountants.

     23(b)     Consent of Robinson & Cole LLP is  contained  in
               Exhibit 5.

     24        Power of Attorney (see page II-3).


Item 17.  Undertakings

(a)  The undersigned small business issuer hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

     (2) That, for determining any liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered,  the  small business issuer  will,  unless  in  the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)  The undersigned registrant hereby undertakes that:

     (1) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1), or
     (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                        POWER OF ATTORNEY

      Each person whose signature appears below hereby authorizes any agent for service named in this registration statement to execute in the name of each such person, and to file with the Securities and Exchange Commission, any and all amendments,
including   post-effective  amendments,   to   the   registration
statement, and appoints any such agent for service as attorney-in-fact to sign in each such person's behalf individually and in each capacity stated below and file any such amendments to the registration statement and the registrant hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 4, 1998.


                              COMPUTER OUTSOURCING SERVICES, INC.
                                          (Registrant)


                                        By: /s/ Zach Lonstein
                                             Zach Lonstein
                                             Chairman of the Board and
                                             Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

      Signature                  Title                Date
                          Principal Executive   February 4, 1998
  /s/ Zach Lonstein            Officer and
    Zach Lonstein              Director

                          Principal Financial   February 4, 1998
  /s/ John C. Platt     and Accounting Officer
    John C. Platt            and Director

/s/ Robert B. Wallach          Director         February 4, 1998
  Robert B. Wallach

 /s/ Jeffery Millman           Director         February 4, 1998
   Jeffery Millman